UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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Rocky Brands, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROCKY BRANDS, INC.

39 East Canal Street

Nelsonville, Ohio 45764

April 28, 2026

Dear Shareholder:

I am pleased to invite you to the Annual Meeting of Shareholders of Rocky Brands, Inc. to be held on Wednesday, June 3, 2026, at 3:00 p.m., local time, at the Ohio University Inn & Conference Center, located at 331 Richland Avenue, Athens, Ohio, 45701.

At the annual meeting, you will be asked to (i) elect Michael L. Finn, G. Courtney Haning, William L. Jordan, Curtis A. Loveland, and Robert B. Moore, Jr. for two-year terms as Class II Directors; (ii) approve, on an advisory non-binding basis, the compensation of our named executive officers; (iii) ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026; and (iv) transact any other business which may properly come before the meeting or any adjournment thereof. A copy of the proxy statement and the proxy card are enclosed.

It is very important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, please sign, date, and return your proxy card in the enclosed envelope at your earliest convenience. We encourage you to vote over the internet, by telephone, or by submitting your proxy by mail. If you are a shareholder of record and attend the meeting, you may vote in person if you wish, and your proxy will not be used.

Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.

Sincerely,

Jason Brooks
Chairman of the Board, President and Chief Executive Officer

ROCKY BRANDS, INC.

39 East Canal Street

Nelsonville, Ohio 45764

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 28, 2026

To Our Shareholders:

The Annual Meeting of Shareholders of Rocky Brands, Inc. will be held at the Ohio University Inn & Conference Center located at 331 Richland Avenue, Athens, Ohio, 45701 on Wednesday, June 3, 2026, at 3:00 p.m. local time for the following purposes:

1)	To elect five Class II Directors of the Company, each to serve for a two-year term expiring at the 2028 Annual Meeting of Shareholders.

2)	To hold an advisory vote relating to the compensation of our named executive officers.

3)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

4)	To transact any other business which may properly come before the meeting or any adjournment thereof.

Owners of record of common stock of the Company at the close of business on April 14, 2026 will be entitled to vote at the meeting.

Directors and officers of the Company and representatives of its independent registered public accounting firm will be present to answer your questions and to discuss its business.

We urge you to execute and return the enclosed proxy, or vote electronically over the Internet or by telephone, as soon as possible so that your shares may be voted in accordance with your wishes. Please refer to the proxy card enclosed for information on voting electronically or by telephone. If you attend the meeting, you may vote in person if you are a shareholder of record or authorized by a shareholder of record, and your proxy will not be used.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 3, 2026: The proxy statement and annual report to security holders are available at www.envisionreports.com/RCKY.

By Order of the Board of Directors,

Jeremy D. Siegfried
Secretary

ROCKY BRANDS, INC.

39 East Canal Street

Nelsonville, Ohio 45764

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 3, 2026

This proxy statement is furnished to the shareholders of Rocky Brands, Inc. (throughout the proxy statement the terms “Company,” “we,” and “our” refer to Rocky Brands, Inc.) in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders to be held on June 3, 2026, and at any adjournment thereof. The enclosed proxy is solicited by the Board of Directors of the Company. We began mailing this proxy statement to the Company’s shareholders on approximately April 28, 2026.

The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Representatives of the Company may solicit proxies by mail, telephone, or personal interview.

All shares represented by a properly submitted proxy will be voted as directed if the proxy is received by the Company before the meeting or, in the absence of specific instructions to the contrary, will be voted in accordance with the unanimous recommendations of the Board of Directors, which are:

●	FOR the election of Michael L. Finn, G. Courtney Haning, William L. Jordan, Curtis A. Loveland, and Robert B. Moore, Jr. for two-year terms as Class II Directors of the Company;

●	FOR the approval, on an advisory non-binding basis, of the compensation of the Company’s named executive officers;

●	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026; and

●	At the discretion of the persons acting under the proxy, to transact such other business as may properly come before the meeting or any adjournment thereof.

Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing a written notice with the Secretary of the Company prior to the meeting. Shareholders of record who attend the meeting may vote in person, and their proxies will not be used.

Holders of record of common stock of the Company at the close of business on April 14, 2026, the record date for the annual meeting, will be entitled to vote at the annual meeting. At that time, the Company had 7,540,763 shares of common stock outstanding and entitled to vote. Each share of common stock outstanding on the record date entitles the holder to one vote on each matter submitted at the annual meeting.

The presence, in person or by proxy, of a majority of the outstanding shares of common stock of the Company is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign, and submit proxies for such shares and vote such shares on some matters, but not others. Typically, this would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters.

The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of common stock at a meeting at which a quorum is present. Proxies that are marked “Withhold Authority” and broker non-votes will not be counted toward such nominee’s achievement of a plurality and thus will have no effect.

Approval of the proposal relating to the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote on such proposal. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote against the proposal. Broker non-votes are disregarded and will have no effect.

The ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote on the proposal. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote against the proposal. There will not be any broker non-votes with respect to this proposal, as it is considered to be a “routine” matter as described above.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Company’s Code of Regulations provides for a classified board of directors with two classes. The total number of authorized directors has been fixed by the Board of Directors at nine. Each class of directors consists, as nearly as practical, of one-half of the total number of directors with four directors in Class I and five directors in Class II. The Board of Directors proposes the re-election of the five incumbent Class II Directors to continue their service as Class II Directors at the 2026 Annual Meeting of Shareholders. The four incumbent Class I Directors will continue in office until the 2027 Annual Meeting of Shareholders.

Michael L. Finn, G. Courtney Haning, William L. Jordan, Curtis A. Loveland, and Robert B. Moore, Jr. are currently Class II Directors of the Company and are being nominated by the Board of Directors for re-election for two-year terms as Class II Directors.

It is intended that, unless otherwise directed, the shares represented by the enclosed proxy will be voted FOR the election of Michael L. Finn, G. Courtney Haning, William L. Jordan, Curtis A. Loveland, and Robert B. Moore, Jr. for two-year terms as Class II Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. In the event that any of the nominees for director should become unavailable, the number of directors of the Company may be decreased pursuant to the Company’s Code of Regulations, or the Board of Directors may designate a substitute nominee, in which event the shares represented by the enclosed proxy will be voted for such substitute nominee.

It is the policy of the Board of Directors that any nominee who receives a greater number of votes marked “Withhold” than “For” in an election that is not contested is expected to tender his or her resignation as a director to the Board of Directors promptly following certification of the election results. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation. The Board of Directors will then act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation and factors the Board of Directors deems relevant, and will disclose its decision regarding the resignation within 90 days after certification of the election results. If the resignation is not accepted, such director will continue to serve until the next annual meeting of shareholders at which such director faces re-election and until such director’s successor is duly elected and qualified.

The Board of Directors recommends that the shareholders vote FOR the election of each of the nominees for Director.

The following table sets forth for each nominee and each continuing director of the Company their name, age, the year in which they became a director of the Company, their term expiration, class of Director, the Board committees on which they serve and their position with the Company.

DIRECTORS OF THE COMPANY

		Director	Term	Director	Board
Name	Age	Since	Expiration	Class	Committees	Position
Michael L. Finn	82	2004	2026	Class II (nominee)	Compensation, Nominating and Corporate Governance	Director
G. Courtney Haning	77	2004	2026	Class II (nominee)	None*	Director, Lead Independent Director
William L. Jordan	54	2017	2026	Class II (nominee)	Audit, Compensation (Chair)	Director
Curtis A. Loveland	79	1993	2026	Class II (nominee)	None	Director and Assistant Secretary of the Company
Robert B. Moore, Jr.	75	2017	2026	Class II (nominee)	Compensation, Nominating and Corporate Governance (Chair)	Director
Jason Brooks	54	2017	2027	Class I	None	Director, Chairman of the Board, President and CEO of the Company
Robyn R. Hahn	56	2021	2027	Class I	Audit, Nominating and Corporate Governance	Director
Dwight E. Smith	68	2023	2027	Class I	Audit, Compensation	Director
Tracie A. Winbigler	60	2019	2027	Class I	Audit (Chair), Nominating and Corporate Governance	Director

*	As Lead Independent Director, Mr. Haning is invited to attend each meeting of the Audit, Nominating and Corporate Governance, and Compensation Committees on a non-voting basis.

BOARD EXPERIENCE AND QUALIFICATIONS

The following information is provided for each director and each person nominated for election as a director, and includes descriptions of their specific experience, qualifications, attributes, and skills that led to the conclusion that they should serve on the Board of Directors.

Michael L. Finn has served as Chairman of Power Distributors, LLC, a wholesale distributor of outdoor power equipment in Columbus, Ohio, since 2014, and President of Chesapeake Realty Co., a real estate development and management company in Columbus, Ohio, since 1970. Prior to that, he served as President of Central Power Systems, the predecessor of Power Distributors, LLC, from 1985 until 2014. Mr. Finn has also served as Chairman of the Board of Directors of Power Source Canada, a Canadian corporation that markets and distributes outdoor power equipment from 2004 to October 2025. Mr. Finn’s board member experience, operations and management experience in retail and distribution, and business management experience, including his service as a president of both a distribution company and a real estate development company, qualify him to continue serving as a member of the Board of Directors.

G. Courtney Haning has served on the Company’s Board of Directors since 2004 and as Lead Independent Director since May 2021. Mr. Haning served as an independent director of both Peoples National Bancshares, Inc., a bank holding company, and People’s State Bank of New Lexington, Ohio, from 2017 to January 2024. Prior to that, Mr. Haning served as Chairman and Chief Executive Officer of Peoples National BancShares Inc. from 1996 to 2017. He served as Chairman and Chief Executive Officer of Peoples National Bank, a community bank in New Lexington, Ohio, from January 1991 until April 2015. He also served as President of Peoples National Bank from January 1991 until January 2015 and President of Peoples National BancShares Inc. from 1996 until 2017. Mr. Haning’s business management experience in finance, corporate credit, and community relations, including his service as a chief executive officer, qualifies him to continue serving as a member of the Board of Directors.

William L. Jordan served as President of Designer Brands Inc., formerly known as DSW Inc., from June 2021 to December 2023. Prior to that, he served as Chief Growth Officer of Designer Brands Inc. from February 2020 to June 2021. Prior to that, Mr. Jordan served as President of DSW Designer Shoe Warehouse, Inc. (“DSW”) from February 2019 to January 2020, and as Executive Vice President of Designer Brands Inc. from March 2009 to January 2020. In addition, Mr. Jordan served as President of Town Shoes Limited, a wholly owned subsidiary of Designer Brands Inc., from May 2018 to January 2019. From February 2015 to May 2018, Mr. Jordan also served as Chief Administrative Officer of Designer Brands Inc. In that role, Mr. Jordan’s direct responsibilities included strategy, supply chain, logistics, human resources, real estate, store design and construction, and legal. Designer Brands Inc. is one of North America’s largest designers, producers, and retailers of footwear and accessories, and is headquartered in Columbus, Ohio. Mr. Jordan joined Designer Brands Inc. in January 2006 as Vice President & General Counsel and was promoted to Senior Vice President & General Counsel in March 2006. He was then promoted to Executive Vice President and General Counsel in March 2009. Mr. Jordan’s experience in the retail footwear and accessories industry qualify him to serve as a member of the Board of Directors.

Curtis A. Loveland has been a practicing corporate attorney for over 45 years and has been of counsel to the law firm of Porter, Wright, Morris & Arthur LLP, Columbus, Ohio since January 2026, where he was also a partner from 1979 to December 2025. Mr. Loveland has served on many boards of directors of publicly traded and privately held companies in various industries, including retail, technology, medical device, and services. He has served on the Company’s Board of Directors since 1993 and as Corporate Secretary from 1992 to May 2021. In addition to his law degree, Mr. Loveland holds a business degree with a major in accounting. His knowledge and skills with respect to corporate governance, business and strategy, enterprise risk management, finance and accounting, mergers and acquisitions, taxation, compensation models and practices, business regulation, and general business law qualify him to continue serving as a member of the Board of Directors.

Robert B. Moore, Jr. has over 46 years of experience in the footwear and apparel industry. He currently serves as Executive Director and as member of the board of directors of Bhartiya International, Ltd. (“Bhartiya”), a listed public company headquartered in New Delhi, India. Prior to that, he served as Chief Executive Officer of Bhartiya from April 2013 through March 2017. Bhartiya is a public company listed on the Mumbai (trading symbol BIL) and NSE exchanges, whose customers include many prominent brands and retailers including Coach, Ralph Lauren, Tommy Hilfiger, Calvin Klein, Levi Strauss, and All Saints. At Bhartiya and in his prior positions, Mr. Moore has had executive experience and responsibilities managing several footwear and leather companies. Prior to joining Bhartiya, Mr. Moore was President and CEO of Shanghai Richina Leather Company, Ltd., Shanghai, China, a producer of finished leather for the footwear, handbag, and auto seat industries, from March 2009 until February 2013. He also served as President and CEO of Prime Tanning Company, Inc., Berwick, Maine; President of Sperry Topsider, Inc., Lexington, Massachusetts; and President of Bostonian Shoe Company, Kennett Square, Pennsylvania. Mr. Moore’s experience in the footwear and apparel industry qualifies him to serve as a member of the Board of Directors.

Jason Brooks has served as President and Chief Executive Officer of the Company since May 2017, and as Chairman of the Board since May 2021. Prior to that, he served as President, Core Brands, of Rocky Brands US, LLC from February 2016 until May 2017. He previously served as President, U.S. Wholesale Sales, of Rocky Brands US, LLC from March 2011 until February 2016. Prior to that, he served as the Senior Vice President, U.S. Wholesale from August 2010 until March 2011. From September 2001 until August 2010, Mr. Brooks held various Vice President of Sales positions within the Company. He began his career with the Company in 1997 as an independent sales representative. Mr. Brooks’ position as Chief Executive Officer and his experience in the footwear industry qualify him to serve as a member of the Board of Directors.

Robyn R. Hahn has served as Chief Insurance Officer of Ford Credit since February 2025 and serves as the Chairman and CEO of The American Road Insurance Company (TARIC); Chairman and CEO of American Road Services Company (AMRO); Chairman of FDI Insurance Designated Activity Company (FDI (DAC)); and Chairman and CEO of Ford Motor Insurance Agency Canada Limited (FMIAC). Previously, Ms. Hahn served as President, Commercial Lines of Westfield Insurance from June 2021 to July 2023, as President, Small Business from May 2018 until June 2021, and as Group Marketing and Communications Leader (Chief Marketing Officer) from July 2015 until May 2018. From April 2014 to March 2015, she was Chief Marketing Officer of Fireman’s Fund Insurance Company. From October 2009 to April 2014, she was Vice President of Marketing, Business Insurance, for Travelers Insurance. Prior thereto she was employed by Nationwide Insurance and served in multiple leadership roles of increasing responsibility over 15 years, including Vice President of Sales from March 2005 to March 2007, and Vice President, Customer Experience from March 2007 to October 2009. Ms. Hahn has served on the board of the Westfield Insurance Foundation from 2015 until 2021, the WVIZ/PBS Ideastream Board of Trustees from 2016 to 2020, and is a 2018 alumna of the Cleveland Leadership Center. Ms. Hahn’s C-suite experience leading sales, operations, marketing, branding, corporate communications, digital and customer experience functions, along with her focus on the adaptation of technology to these functions and her general management and strategic planning experience, qualify her to continue serving as a member of the Board of Directors.

Dwight E. Smith is the Founder of Sophisticated Systems, Inc. (“SSI”), a company which provides businesses with a comprehensive set of information technology solutions ranging from technology deployment and assessments to fully outsourced managed services in areas including cloud computing and cyber security. Mr. Smith served as Founder Emeritus of SSI from February 2023 to July 2023, and prior to that served as President and CEO from July 1990. Prior to founding SSI, Mr. Smith served in a variety of roles with Software Alternatives, Inc., Cullinet Software, Inc., and IBM. Mr. Smith currently serves on the board of directors of Peoples Bancorp Inc., which is publicly traded, and its subsidiary, Peoples Bank, as well as OCLC, Inc., a nonprofit global library organization, Nationwide Children’s Hospital Foundation, and Boyds Mills. Mr. Smith previously served on the board of SureImpact, Inc., a privately held data analytics firm; Choice Legal, Inc., a privately-held company in the records retrieval business; Federal Reserve Bank of Cleveland; State Auto Financial Corporation; State Auto Mutual Insurance Company; and CTL Engineering Inc. Mr. Smith is a National Association of Corporate Directors (NACD) certified director, and his business management experience, including his experience as a chief executive officer, qualify him to continue serving as a member of the Board of Directors.

Tracie A. Winbigler served as Executive Vice President and Chief Financial Officer of Amtrak from June 2019 to January 2026. In March 2023, Ms. Winbigler’s role at Amtrak was expanded to include Business Transformation through January 2026. Previously, Ms. Winbigler served as Chief Financial Officer of REI, a cooperative retailer of outdoor apparel, footwear, and equipment from December 2015 until May 2019. From May 2014 to November 2015, she was Chief Operations Officer of National Geographic Society, where she also previously served as Executive Vice President and Chief Financial Officer from August 2012 to April 2014. From 1987 to July 2012, Ms. Winbigler was employed in various positions of increasing responsibility by General Electric Company and its subsidiaries, including as Executive Vice President and Chief Financial Officer of GE Asset Management and as Chief Financial Officer of GE Transportation and GE Nuclear Energy. Ms. Winbigler is a 1987 graduate of Ohio Wesleyan University, Delaware, Ohio, where she served as a member of its Board of Trustees and Chair of its Audit Committee. Ms. Winbigler’s business management experience in the areas of accounting, finance, and operations, along with her experience in the outdoor and retail industries qualify her to continue serving as a member of the Board of Directors.

PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934, as amended, requires the Company to include in its proxy statement at least once every three years an advisory vote regarding named executive officer compensation. In a non-binding advisory vote on the frequency of future say-on-pay votes held at the 2025 Annual Meeting of Shareholders, the Company’s shareholders approved conducting a say-on-pay vote every year by a majority of the votes cast. The Company has considered the outcome of this advisory vote and has determined that the Company will hold say-on-pay votes on an annual basis until the occurrence of the next advisory vote on the frequency of say-on-pay votes. The Company asks that you indicate your approval of the compensation paid to our named executive officers as described in this proxy statement under the heading “Executive Compensation,” which includes compensation tables and narratives included elsewhere in this proxy statement.

Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation. The Compensation Committee has structured its executive compensation programs primarily to motivate executives to achieve the business goals established by the Company and reward executives for meeting business goals and delivering superior performance as measured against those business goals.

For the reasons discussed above and in this proxy statement under the heading “Executive Compensation,” the Board of Directors recommends that shareholders vote to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The Board of Directors recommends that shareholders vote FOR the approval on an advisory non-binding basis the compensation of named executive officers.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors of the Company held a total of five meetings during 2025. During 2025, each of the directors attended 75% or more of the total number of (i) meetings of the Board and (ii) meetings of committees of the Board on which such director served during the period that each served.

Upon consideration of the criteria and requirements regarding director independence set forth in the Marketplace Rules of the NASDAQ Stock Market, the Board of Directors has determined that a majority of its members are independent. Specifically, the Board has determined that each of Messrs. Finn, Haning, Jordan, Loveland, Moore, and Smith, and Mses. Hahn and Winbigler meets the standards of independence established by Marketplace Rule 5605(a)(2).

The Company has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. In March 2026, the Board determined that Mr. Haning, the Company’s Lead Independent Director, would no longer serve on any standing committee; however, he would be invited as a non-voting member to each standing committee meeting based on his status as Lead Independent Director. The members of the Audit Committee are Mses. Winbigler (Chairwoman) and Hahn and Messrs. Smith and Jordan. Mr. Haning served as a member of the Audit Committee during 2025 and until March 2026. The Board of Directors has determined that each of Mses. Winbigler and Hahn and Messrs. Smith, Haning, and Jordan is independent as independence is defined in Marketplace Rule 5605(a)(2) and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, and that the Audit Committee meets the composition requirements of Marketplace Rule 5605(c)(2). The Board of Directors has determined that Ms. Winbigler meets the requirements of an “audit committee financial expert” as set forth in Section 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”).

The Audit Committee met eight times during 2025. The Audit Committee oversees and monitors management’s and the independent registered public accounting firm’s participation in the accounting and financial reporting processes and the audits of the financial statements of the Company. The Audit Committee has the responsibility to appoint, compensate, retain, and oversee the work of the independent registered public accounting firm and to consult with the independent registered public accounting firm on matters relating to the scope of the audit, any non-audit assignments and related fees, the accounting principles used by the Company in financial reporting, internal financial auditing procedures, and the adequacy of the Company’s internal control procedures. The Audit Committee also reviews related party transactions. The Audit Committee is governed by a Fourth Amended and Restated Audit Committee Charter, which is posted on the Company’s website at www.rockybrands.com. The Audit Committee Report relating to the 2025 fiscal year appears on page 35.

The members of the Compensation Committee are Messrs. Jordan (Chairman), Finn, Moore, and Smith. Ms. Hahn served on the Compensation Committee during 2025 and until March 2026. The Board of Directors has determined that each of Messrs. Jordan, Finn, Moore, and Smith, and Ms. Hahn is independent as independence is defined in Marketplace Rule 5605(a)(2). The Compensation Committee is governed by a Second Amended and Restated Compensation Committee Charter, which is posted on the Company’s website at www.rockybrands.com. The Compensation Committee met seven times during 2025. This Committee administers the 2024 Omnibus Incentive Plan, the Amended and Restated 2014 Omnibus Incentive Plan, and the Company’s non-equity incentive compensation plan, and approves compensation for the Company’s executive officers. The Compensation Committee report relating to the 2025 fiscal year appears on page 33. For more information on the Compensation Committee, please refer to “Executive Compensation – Compensation Discussion and Analysis – The Compensation Committee,” beginning on page 15.

The members of the Nominating and Corporate Governance Committee are Messrs. Moore (Chairman) and Finn and Mses. Hahn and Winbigler. Mr. Haning served as a member of the Audit Committee during 2025 and until March 2026. The Board of Directors has determined that each of Messrs. Moore, Finn, and Haning, and Mses. Hahn and Winbigler is independent as independence is defined in Marketplace Rule 5605(a)(2). The Third Amended and Restated Nominating and Corporate Governance Committee Charter is posted on the Company’s website at www.rockybrands.com. The Nominating and Corporate Governance Committee met six times during 2025. The Nominating and Corporate Governance Committee oversees the director nomination process. The Nominating and Corporate Governance Committee has the responsibility to identify and recommend individuals qualified to become directors.

When considering potential candidates, the Nominating and Corporate Governance Committee reviews the candidate’s character, judgment and skills, including financial literacy and experience in the context of the needs of the Board of Directors. Neither the Nominating and Corporate Governance Committee nor the Board of Directors has a formal policy with regard to the consideration of diversity in identifying director nominees; however, how a specific nominee contributes to the diversity of the Board of Directors is considered by both the Nominating and Corporate Governance Committee and the Board of Directors in determining candidates for the Board. The Committee and the Board consider diversity by identifying a nominee’s experience and background and determining how such experience and background will complement the overall makeup of the Board. The Committee and the Board prefer nominees who will contribute to a board that is diverse in terms of business training, experience across a range of industries, leadership, background, and education. The Company generally does not pay any third parties to identify or evaluate, or assist in identifying or evaluating, potential nominees.

The Nominating and Corporate Governance Committee considers the recommendations of shareholders regarding potential director candidates. In order for shareholder recommendations regarding possible director candidates to be considered by the Nominating and Corporate Governance Committee:

●

Such recommendations must be provided to the Nominating and Corporate Governance Committee c/o Rocky Brands, Inc., 39 East Canal Street, Nelsonville, Ohio 45764, in writing at least 120 days prior to the date of the next scheduled annual meeting;

●	The nominating shareholder must meet the eligibility requirements to submit a valid shareholder proposal under Rule 14a-8 of the Securities and exchange Act of 1934, as amended; and

●	The nominating shareholder must describe the qualifications, attributes, skills, or other qualities of the recommended director candidate.

The Nominating and Corporate Governance Committee also has the responsibility to develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company and to administer and oversee the Company’s Code of Business Conduct and Ethics.

Mr. Brooks, the Company’s President and Chief Executive Officer (“CEO”), currently serves as the Company’s Chairman of the Board. The Board believes that it is in the best interests of the Company and its shareholders for the Board to determine which director is best qualified to serve as Chairman, including whether the position of Chairman and the office of CEO should be held by the same person and whether the Chairman should be independent. Under the Company’s Corporate Governance Guidelines, if the Chairman is not an independent director or is also the CEO of the Company, a majority of the independent directors of the Board will consider whether it is appropriate to appoint a Lead Independent Director. In May 2021, Mr. Haning was appointed Lead Independent Director. Under the Company’s Corporate Governance Guidelines, the Lead Independent Director shall:

●	Preside at all meetings of the Independent Directors and any Board meeting when the Chairman is not present, including executive sessions of the Independent Directors;

●	Provide feedback from the executive sessions of the Independent Directors to the Chairman and the CEO;

●	Call meetings of the Independent Directors at such time and place as the Lead Independent Director determines necessary and appropriate and set the agenda for such meetings;

●

Following consultation with the Chairman and the CEO, approve the Board’s meeting agendas, schedules, and information flow to the directors to assure they provide sufficient focus, time, and background for discussion of all agenda items;

●	Serve as primary liaison between the Independent Directors and the Chairman and the CEO;

●	Be available for consultation and direct communication with major shareholders where appropriate, upon request; and

●	Perform such other functions as the Board may request.

Each incumbent director’s knowledge of the Company and industry as a result of the director’s years of service on the Board, and the fact that each of the directors other than Mr. Brooks is independent, allows the Independent Directors to provide appropriate independent oversight of management and to hold management accountable for the execution of strategy. The Board has determined that its leadership structure, including each of the committees of the Board, is appropriate because it allows for beneficial communication between the outside directors and the management of the Company and effective management of the oversight tasks required of the Board.

Our CEO is responsible for providing day-to-day leadership and establishing the Company’s course of action for achieving performance goals, while the Independent Directors provide strategic guidance. The Board of Directors believes that this structure helps facilitate the role of the Independent Directors in the oversight of the Company and the active participation of the Independent Directors in setting agendas and establishing priorities and procedures that work for the Board of Directors. The Chairman acts as a key liaison between the Board of Directors and the other members of management.

Our CEO and senior management are responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management, including general oversight of (i) the financial exposure of the Company, (ii) risk exposure as related to the overall Company portfolio and impact on earnings, (iii) oversight of information technology security and cybersecurity risk, and (iv) all systems, processes, and organizational structures and people responsible for finance and risk functions. Certain risks are overseen by committees of the Board of Directors, and these committees make reports to the full Board of Directors, including reports on noteworthy risk management issues. Financial risks are overseen by the Audit Committee, which meets with management to review the Company’s major financial risk exposure and the steps management has taken to monitor and control such exposures. Compensation risks are overseen by the Compensation Committee.

We believe that our board leadership structure promotes effective oversight of the Company’s risk management by providing unified leadership through a single person, while allowing for contributions from our independent Board members, all of whom are fully engaged in Board deliberations and decisions.

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers, and all employees. The Code of Business Conduct and Ethics is posted on our website at www.rockybrands.com. The Code of Business Conduct and Ethics may be obtained free of charge by writing to Rocky Brands, Inc., Attn: Chief Financial Officer, 39 East Canal Street, Nelsonville, Ohio 45764.

Members of the Company’s senior management report to the full Board of Directors about their areas of responsibility, including reports regarding risk within such areas of responsibility and the steps management has taken to monitor and control such exposures. Additional review or reporting of risks is conducted as needed or as requested by the Board of Directors or its committees.

The Company’s Board of Directors welcomes communications from shareholders. Shareholders may send communications to the Board of Directors, or to any director in particular, c/o Rocky Brands, Inc., 39 East Canal Street, Nelsonville, Ohio 45764. Any correspondence addressed to the Board of Directors, or to any one of the Company’s directors in care of our offices is forwarded to the addressee without review by management.

It is the Company’s expectation that all members of the Board of Directors attend the Annual Meeting of Shareholders. All of the members of the Company’s Board of Directors were present at the Company’s 2025 Annual Meeting of Shareholders.

Stock Ownership Guidelines

Our Board, acting through our Compensation Committee, established stock ownership guidelines for non-employee directors and executive officers in March 2026. We believe that long-term equity ownership by our non-employee directors and executive officers supports alignment with our shareholders and promotes long-term corporate performance. Our Compensation Committee has adopted these guidelines to encourage meaningful and sustained ownership of the Company’s equity.

The stock ownership guidelines require that all non-employee directors own share units (as defined below) of the Company’s common stock with a value equal to five times the annual base cash retainer (exclusive of supplemental cash fees for committee chair roles or lead independent director status), or $260,000, based on the annual base cash retainer for non-employee directors of $52,000 for 2026. Non-employee directors will have five years from the later of adoption of the guidelines or the day in which an individual becomes subject to the guidelines to attain the appliable ownership level.

Under the stock ownership guidelines, our Chief Executive Officer is required to hold share units with a value equal to two times his annual base salary rate, or $1,150,000, in 2026. The guideline is automatically revised in the event our Chief Executive Officer’s annual base salary rate changes. In addition, our Chief Operating Officer and Chief Financial Officer is required to hold share units with a value equal to two times his annual base salary rate, or $918,000, in 2026. Other executive officers are required to hold share units equal to one times base salary. Our Chief Executive Officer and our Chief Operating Officer and Chief Financial Officer will have three years from the adoption of the guidelines to attain the appliable ownership level.

Until such time as a non-employee director or executive officer covered by the guidelines has attained the applicable share ownership guideline, they are expected to retain at least 50% of the share units awarded to him or her by the Company, with certain allowances to sell in order to meet tax obligations.

The guidelines define a “share unit” as each share of Rocky Brands common stock beneficially owned, held through Company-sponsored retirement, benefit or compensation plans, or shares held in trust for the benefit of the covered individual or his or her immediate family members residing in the same household, but excludes shares of vested or unvested stock options, unvested restricted stock and unvested restricted stock units.

INFORMATION CONCERNING CORPORATE RESPONSIBILITY

We understand a critical component of our success in the footwear marketplace has been the result of our continued commitment to conducting responsible business practices. Our consumers rely on high quality, durable products, which incorporate the highest level of comfort and are made by a company with sound and responsible corporate practices.

Our vision is to create meaningful products for our consumers through avenues of strategic business opportunities, and by encouraging our associates to express their talents in ways that elevate our product offering. We continuously tap into our passion for strong product innovation, associate safety and well-being, and sustainable strategies to improve our positive impact on society and the planet. We continuously leverage our global scale of operations to execute this passion and to provide products across our varied markets in the footwear and apparel industry.

Overview of Corporate Responsibility

Our Board and key members of our executive team oversee our corporate responsibility policies and procedures. Our Board is actively engaged in areas of our strategic direction and growth and holds regular meetings throughout the year to discuss corporate responsibility-related developments, among other corporate governance matters. Our board members and key Executive-level personnel assist in setting strategies, recommending and approving policies and practices, and overseeing the monitoring and reporting of corporate responsibility matters.

Corporate Responsibility Focus Areas

We believe our business-relevant corporate responsibility priorities are in line with our investors and peers, as well as leading rating agencies and industry frameworks. Highlights of some of these are summarized below:

Product Innovation: Our product design, development, and manufacturing integrate innovative processes, which combine our standards of quality, functionality, and comfort to meet the needs of our consumers. Throughout our entire product development and manufacturing process, we strive to be responsible stewards and business partners in our communities and marketplace. From raw material sourcing to developing fabrics and leathers, and from producing footwear to distributing products to key retailers and consumers, we ensure there is consideration of the environmental impacts of our products while keeping our operational footprint in mind.

In addition, to facilitate humane, suitable working conditions, and promote ethical business practices at our manufacturing centers, we ensure our suppliers and associates comply with our Ethical Manufacturing Principles. Such principles align with our mission to promote and inspire responsible business practices.

People Focused: Founded from the humble beginnings of a small, family-owned business, our associates have always been the key to making our Company successful. As such, we believe that it is important to foster an environment that advocates for all areas of employee health, including physical, mental, and emotional well-being. We aim to provide a culture that promotes the authenticity of our people while ensuring everyone can thrive in a collaborative, innovative space to promote our footwear and apparel products. Our people culture is built on our core values of integrity, responsibility, and humility. The ability to attract, retain, and develop talented employees is crucial to our long-term success.

At Rocky Brands, community giving is part of our competitive strength. We have a longstanding history of supporting our communities through volunteerism, philanthropic donations, and community initiatives. We encourage everyone at our Company to get involved and help improve the quality of life for those living in the communities in which we operate. The Rocky Community Improvement Fund (RCIF) was established to support the community in which we are headquartered, in the heart of Ohio’s Appalachian region. Since 2009, the RCIF has provided impactful support to our local communities by awarding grants to build a clean, safe, and healthy community for our neighbors. Since the establishment of the fund, Rocky Brands, in aggregate, has awarded over $3 million to area non-profit organizations.

Environmental Stewardship: As a global footwear and apparel company comprised of a wide range of premium brands, we aim to manage our environmental resource use in a responsible manner. We are committed to continuously improving the environmental impacts of our products while keeping our operational footprint in mind. Our environmental practices and policies permeate throughout our Company, extending to our vendors, suppliers, and corporate facilities.

Sustainable practices are central to our product development process, from material sourcing to manufacturing, and distribution to our retail partners. Additionally, we understand our responsibility in the management of natural resources and the impact it can have on climate change, especially regarding energy consumption. We remain focused on practicing environmental stewardship for energy, waste, and water, while continuously identifying areas where we can improve our performance.

We are committed to understanding the composition of our greenhouse gas (GHG) footprint, so we can identify opportunities to mitigate climate-related risks in our operations. We are continuously assessing and identifying opportunities to improve our natural resource consumption linked to GHG emissions, including waste and water, and energy use. As part of our efforts to reduce our GHG footprint across our value chain, we have invested in energy efficiency initiatives, such as retrofitting for LED lighting, increasing renewable energy use, and adopting various energy savings policies. Our Corporate Travel Policy targets the reduction of vehicle fuel consumption to mitigate GHG emissions. In our supply chain, we aim to reduce GHG emissions associated with raw material sourcing, manufacturing, and distribution. In our distribution processes, we utilize logistics partners that have implemented environmental management policies to reduce GHG emissions from transportation operations. In addition, our sourcing and operations teams are utilizing various communications tools to reduce the need and volume of global travel, thus reducing aviation and vehicle related emissions.

Responsible Governance: We are committed to operating in a manner that employs responsible corporate governance practices. Our governance structure enables the execution of our policies, strengthens transparency of management-level actions, and enhances our ability to generate long-term shareholder value. We have prioritized the adoption of high standards of ethics and compliance to meet industry best practices. Our Board is directly involved in assuring that we are conducting ourselves responsibly and actively participates in frequent reviews of our risk management processes and systems. Along with our leadership team, the Board is dedicated to driving the growth of our Company focused on sustainable profitability for the benefit of all of our stakeholders.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Current Executive Officers

In addition to Jason Brooks, the following individuals are executive officers of the Company:

Thomas D. Robertson, 41, currently serves as Chief Operating Officer, Chief Financial Officer and Treasurer of the Company. He has served as Chief Financial Officer and Treasurer since September 2023 and as Chief Operating Officer since November 2022. Prior to that, he served as Executive Vice President, Chief Financial Officer and Treasurer from May 2018 to February 2023, and as Vice President, Chief Financial Officer and Treasurer from March 2017 to May 2018. Upon joining the Company in October 2016, he served as Senior Financial Analyst. Prior to that, from July 2015 until September 2016, he was an audit manager with Deloitte & Touche LLP. From September 2008 until July 2015, he held various audit positions with Schneider Downs & Co., Inc. While practicing with Schneider Downs and Deloitte, Mr. Robertson spent the majority of his time working with publicly traded footwear companies.

Byron Wortham, 59, has served as Senior Vice President of Georgia Boot and Durango Brands since February 2023. Prior to that, he served as President, Core Brands since June 2017. Before that, he served as Vice President, Brand General Manger of Durango since December 2015. He previously served as Vice President, Sales – Western Division from August 2011 to December 2015. Prior to that, he served as Manager, National Sales – Western Division from November 2010 to August 2011, Region Sales Manager from September 2009 to November 2010, and Key Account Manager from March 2005 to September 2009. Mr. Wortham began his career with the Company in January 2003 as a Sales Representative.

Officers are elected annually by the Board of Directors and serve at its discretion. There are no family relationships among directors and executive officers of the Company.

PRINCIPAL HOLDERS OF VOTING SECURITIES

Ownership of Common Stock by Principal Shareholders

The following table sets forth information relating to the beneficial ownership of common stock by each person known by the Company to own beneficially 5% or more of the outstanding shares of common stock as of the applicable date set forth below:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percent of Class (2)

Dimensional Fund Advisors LP	558,310	(3)	7.4%	(3)
6300 Bee Cave Road
Austin, TX 78746

AllianceBernstein L.P.	512,630	(4)	6.8%	(4)
501 Commerce Street
Nashville, TN 37203

BlackRock, Inc.	499,473	(5)	6.6%	(5)
55 East 52nd Street
New York, NY 10055

Raymond James & Associates, Inc.	480,567	(6)	6.4%	(6)
880 Carillon Parkway
St. Petersburg, FL 33716

(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

(2)

“Percent of Class” is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the Company as of March 31, 2026, plus the number of shares such person has the right to acquire within 60 days of the calculation date.

(3)

Based on information filed on Schedule 13G/A with the Securities and Exchange Commission on February 9, 2024, as of December 31, 2023. Dimensional Fund Advisors LP (“Dimensional”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts, and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser, and/or manager, Dimensional or its subsidiaries may possess investment and/or voting power over the securities of the Company owned by the Funds and may be deemed to be the beneficial owner of the shares held by the Funds. Of the shares beneficially owned, Dimensional reported that it has sole dispositive power with respect to all of the shares and sole voting power with respect to 548,970 shares.

(4)

Based on information filed on Schedule 13G with the Securities and Exchange Commission on February 17, 2026, as of December 31, 2025, AllianceBernstein L.P. (“AllianceBernstein”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and is a majority owned subsidiary of Equitable Holdings, Inc. (“EQH”). AllianceBernstein operates under independent management and makes independent decisions from EQH and its respective subsidiaries, and EQH calculates and reports beneficial ownership separately from AllianceBernstein pursuant to guidance issued by the Securities and exchange Commission in Release Number 34-39538 (January 12, 1998). Of the shares beneficially owned, AllianceBernstein reported that it has sole dispositive power with respect to all of the shares and sole voting power with respect to 488,068 shares.

(5)

Based on information filed on Schedule 13G/A with the Securities and Exchange Commission on January 26, 2024, as of December 31, 2023. BlackRock, Inc. (“BlackRock”) is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act and reported that through its subsidiaries, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., and BlackRock Investment Management, LLC, it is deemed to own 499,473 shares. Of the shares beneficially owned, BlackRock reported that it has sole dispositive power with respect to all of the shares and sole voting power with respect to 489,861 shares.

(6)

Based on information filed on Schedule 13G/A with the Securities and Exchange Commission on January 7, 2026, as of December 31, 2025. Raymond James and Associates, Inc. reported that it has sole dispositive power with respect to all of the shares.

Ownership of Common Stock by Management

The following table sets forth information regarding beneficial ownership of the Company’s common stock by each nominee for director, each director, each of the Company’s executive officers named in the Summary Compensation Table, and the directors and executive officers of the Company as a group as of March 31, 2026:

Name	Common Stock	Stock Options (1)	Total Beneficial Ownership (2)	Percent of Class (2)
Jason Brooks (3)	226,091	38,000	264,091	3.5%
Michael L. Finn	32,688	3,000	35,688	*
Robyn R. Hahn	5,154	3,000	8,154	*
G. Courtney Haning	21,775	3,000	24,775	*
William L. Jordan	19,976	3,000	22,976	*
Curtis A. Loveland	96,118	3,000	99,118	1.3%
Robert B. Moore, Jr.	26,606	3,000	29,606	*
Thomas D. Robertson	19,814	25,000	44,814	*
Dwight E. Smith	14,871	--	14,871	*
Tracie A. Winbigler	13,271	3,000	16,271	*
Byron Wortham	2,641	19,000	21,641	*
All directors and executive officers as a group (11 persons)	479,005	103,000	582,005	7.6%

* Indicates less than 1%

(1)	Includes common stock which could be acquired under stock options exercisable within 60 days of March 31, 2026.

(2)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Except as otherwise noted, none of the named individuals share with another person either voting or investment power as to the shares reported. “Percent of Class” is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the Company on March 31, 2026, plus the number of shares such person has the right to acquire within 60 days of March 31, 2026.

(3)

Total beneficial ownership includes 208,110 shares held by Mr. Brooks’ father and 360 shares held by Mr. Brooks’ mother for which Mr. Brooks has shared power to vote and dispose pursuant to a joint power of attorney.

EXECUTIVE COMPENSATION

The following information provides discussion, analysis, and data tables regarding the compensation of our named executive officers (“NEOs”), who are those officers listed in our Summary Compensation Table on page 21.

Compensation Discussion and Analysis

We have prepared this Compensation Discussion and Analysis (“CD&A”) to provide you with our perspective on executive compensation so that you may understand our compensation policies and our decisions regarding compensation for our NEOs. We recommend that you review the various executive compensation tables below in conjunction with this CD&A. Unless otherwise noted, the policies, plans, and other information in this CD&A apply to all of our NEOs. Our CD&A covers the following topics:

●	The role of the Compensation Committee in setting executive compensation;

●	Our compensation philosophy and its underlying principles – including the objectives of our executive compensation program and what it is designed to reward;

●	Our process for setting executive compensation; and

●

The elements of our executive compensation program – including a discussion of why we choose to pay each element of compensation, how we determine the amount of such element, and how each element fits into our overall compensation objectives and “total compensation” for our NEOs.

The Compensation Committee

The Compensation Committee (referred to in this CD&A as the “Committee”) was appointed by our Board of Directors and is governed by a written charter that is available through the Investors page of our website, www.rockybrands.com, under the Governance section. The Committee members are William L. Jordan (Chairman), Michael L. Finn, Robert B. Moore, Jr., and Dwight E. Smith. Our Board of Directors has determined that each of the Committee members is independent under the standards of independence established by Marketplace Rule 5605(a)(2). In addition, each of the Committee members is a “non-employee” director as defined by Rule 16b-3 under the Securities Exchange Act of 1934.

Pursuant to its charter, the Committee has the authority and responsibility to:

●

Review and approve on an annual basis the corporate goals and objectives with respect to compensation for the chief executive officer and evaluate at least once a year the chief executive officer’s performance in light of these established goals and objectives and based upon these evaluations has sole authority to set the chief executive officer’s annual compensation, including salary, bonus, incentive, and equity compensation;

●

In determining the incentive component of the chief executive officer’s compensation, consider the Company’s performance and relative stockholder return, the value of similar incentive awards given to chief executive officers at comparable companies, the awards given to the Company’s chief executive officer in past years, and the results of the most recent stockholder advisory vote on executive compensation (“Say-on-Pay Vote”) required by Section 14A of the Exchange Act;

●

Review and approve on an annual basis the evaluation process and compensation structure for all of the Company’s non-CEO executive officers, evaluate the performance of such executive officers, and approve the annual compensation, including salary, bonus, incentive, and equity compensation, for such executive officers, considering the results of the most recent Say-On-Pay Vote;

●

Review and approve on an annual basis the compensation structure for any other employee of the Company who is a family member of an executive officer or director of the Company, evaluate the performance of such family member employees, and approve the annual compensation, including salary, bonus, incentive, and equity compensation, for such family member employees;

●

Review and make recommendations to the Board regarding any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the chief executive officer and other executive officers;

●	Review and recommend to the Board the compensation for Board members;

●

Meet to review and discuss with management the CD&A required by the rules and regulations of the SEC and recommend to the Board whether the CD&A should be included in the Company’s proxy statement or other applicable SEC filings;

●

Produce an annual report on executive compensation for inclusion in the proxy statement or annual report on Form 10-K as the Compensation Committee Report, which will state whether the Committee reviewed and discussed with management the CD&A, and whether, based on such review and discussion, the Committee recommended to the Board that the CD&A be included in the Company’s proxy statement or other applicable SEC filing;

●

Review the Company’s compensation programs and plans, including, but not limited to, the Company’s incentive compensation, equity-based, retirement, and other benefit plans and recommend changes in such plans to the Board of Directors and exercise all the authority of the Board of Directors with respect to the administration of such plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted, and the terms and conditions applicable to each award or grant, subject to the provisions of each plan;

●

In reviewing and making recommendations regarding incentive compensation plans and equity-based plans, including whether to adopt, amend, or terminate any such plans, consider the results of the most recent Say-on-Pay Vote; and

●	Review the charter periodically for adequacy and recommend to the Board of Directors any necessary changes.

The Committee has the sole authority, to the extent it deems necessary or appropriate, to retain any compensation consultant to assist in the evaluation of executive compensation and has the sole authority to approve any such firm’s fees. The Committee also has the authority to obtain the advice of and assistance from internal or external legal, accounting, or other advisors, and may request any officer or employee of our Company, our outside counsel, or independent registered public accounting firm to attend a meeting of the Committee or meet with any member of, or consultants to, the Committee. The Committee will evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K. Any compensation consultant retained by the Committee to assist with its responsibilities relating to executive compensation will not be retained by the Company for any compensation or other human resource matters.

The Committee meets as often as its members deem necessary to discharge its duties and responsibilities and held seven meetings during fiscal 2025. The Chairman of the Committee works in conjunction with our Chairman, President and Chief Executive Officer and our Chief Financial Officer to establish the meeting agenda. The Committee typically meets with the Chairman, President and Chief Executive Officer, and the Chief Financial Officer and outside legal advisors and, where appropriate, other executive officers of our Company. In addition, the Committee regularly meets in executive session without management. Generally, the Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Committee as well as materials that the Committee has specifically requested.

Compensation Philosophy

The philosophy of the Committee is to make compensation decisions based on an executive compensation program that is designed to meet the following objectives:

●	To attract and retain qualified executives;

●	To reward current and past individual performance;

●	To provide short-term and long-term incentives for superior future performance;

●	To align compensation policies to further shareholder value; and

●	To relate total compensation to individual performance and performance of our Company.

The Committee believes that an executive compensation program designed with these objectives in mind has a direct impact on the success of the business by helping to ensure we have qualified executive talent in the right positions at the right time. Our executive compensation program helps ensure that our leadership group is focused on performing effectively to deliver results and build long-term shareholder value.

The Committee periodically reviews the compensation programs and policies that apply to all of our employees and has determined that such programs and policies are not reasonably likely to have a material adverse effect on us. Additionally, in establishing and reviewing the executive compensation programs, the Committee considers whether the programs encourage unnecessary or excessive risk taking and has determined that they do not. On the Committee’s recommendation, the Board of Directors adopted a clawback policy during 2015, which provides for the recoupment of certain incentive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the securities laws, which clawback policy was amended and restated in October 2023 and is Nasdaq compliant. The clawback policy also provides for the potential recoupment of certain incentive compensation in the event of misconduct by our executive officers and other specified employees.

The Committee also considered the result of the 2025 advisory, non-binding “say-on-pay” vote in connection with the discharge of its responsibilities. Because approximately 90% of the votes cast approved the compensation for our NEOs described in our 2025 proxy statement, the Committee determined that no changes to our compensation programs were warranted as a result of the shareholder advisory vote.

Compensation Committee Process for Determining Executive Compensation

A substantial amount of the Committee’s annual cycle of work relates to the determination of compensation for our executive officers, including our Chief Executive Officer. Generally, during or prior to the first quarter of our fiscal year, the Committee makes determinations of base cash compensation, incentive compensation percentages for the year, and equity grants for executive officers, including our Chief Executive Officer. For a discussion of each individual element of compensation and how it is specifically determined, refer to “Compensation Program Elements” below.

Although many compensation decisions are made near the beginning of the first quarter of the fiscal year, our compensation planning process is not a rigid yearly process with fixed beginning and end points. Rather, compensation decisions are designed to promote our compensation philosophy and principles throughout the year. The Committee believes that evaluation of executive performance, business and succession planning, and consideration of our business environment are year-round processes, and the Committee members monitor these as such.

Our Chief Executive Officer is not permitted to be present during deliberations or voting on his compensation. During this process, the Committee reviews and approves any new corporate goals and objectives with respect to compensation for our Chief Executive Officer. In light of the established goals and objectives, the Committee evaluates the performance of the Chief Executive Officer and, based upon these evaluations, sets the Chief Executive Officer’s compensation. The Compensation Committee also reviews and approves on an annual basis the evaluation and compensation structure for the Company’s other executive officers, including approval of salary, bonus, incentive, and equity compensation. Our Chief Executive Officer is present and provides input at the meetings and deliberations on the compensation of the Company’s other executive officers but is not permitted to be present at the vote.

Compensation Program Elements

In fiscal 2025, our NEOs received the following elements of compensation:

●	Salary;

●	Non-equity incentive compensation;

●	Equity compensation;

●	Retirement benefits; and

●	Health and welfare benefits.

The Committee carefully considered and chose each compensation program element as a critical component in a comprehensive total compensation package. Each element is intended to reward and motivate executives in different ways consistent with our overall compensation principles and philosophy. Each of the elements has a critical relationship with one another with each focusing on and rewarding different areas. These elements are necessary for us to achieve our compensation program objectives.

(1)	Salary:

Salary is utilized to compensate our executive officers for services rendered during the fiscal year. The Committee annually reviews and approves the compensation package of each NEO, including salary. The Committee considers an individual’s qualifications and experience in setting an executive’s salary. In determining salary increases, the Committee considers the size and responsibility of the individual’s position and the individual’s overall performance and future potential. The Committee considers these factors subjectively in the aggregate. Because the Committee believes that each of the factors is significant, the Committee does not assign a formula weight to any single factor in determining a salary increase.

Please refer to the “Salary” column in the Summary Compensation Table on page 21 for more information on each NEO’s salary for fiscal 2025.

(2)	Non-Equity Incentive Compensation:

Non-equity incentive compensation (“IC”) for our NEOs is determined under our Incentive Compensation Plan (the “IC Plan”). Our IC Plan is designed to provide a competitive cash compensation program for recruiting and retaining executive talent and a short-term incentive and reward program that aligns pay with performance and motivates our executives to achieve results.

When setting IC, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge, and competitive pay practices. The Committee considers these factors subjectively in the aggregate. IC is based on base salary and a corresponding percentage of all IC payouts if Company performance goals are met. Payment of IC is prorated based on the performance level achieved. The Committee establishes the financial performance goals under the IC Plan for the fiscal year. These goals are generally determined near the beginning of the year and are based on an analysis of historical performance and growth expectations for our business, expectations of the public markets, and progress toward achieving our long-range strategic plan for the business.

Messrs. Brooks, Robertson, and Wortham were eligible to receive IC under the IC Plan in fiscal 2025. The cash incentive was based on a percentage of base salary if performance goals were met for the year.

The Committee determined that the performance criteria for IC in fiscal 2025 would be based upon the Company’s adjusted operating income before bonuses for all participants. Adjusted operating income before bonuses was determined based on the Company’s actual reported operating income before bonuses and adding any gains and subtracting any losses or expenses to the extent the same were not included in the Board’s approved 2025 Operating Budget and which gains, losses, or expenses are attributable or relating to (i) bonuses payable under the IC Plan, (ii) grants of long term equity incentives (including stock options, restricted stock grants, or restricted stock units), (iii) acquisition related amortization expenses, (iv) goodwill impairment charges, (v) extraordinary one-time expenses incurred for mergers or acquisitions, (vi) the sale of assets other than in the ordinary course of business, (vii) changes in tariff rates, (viii) changes in accounting policies, and (ix) such other adjustments as the Committee shall determine in good faith and in its discretion to be reasonable and appropriate. For fiscal 2025, the threshold was set at 80% of the target and the maximum was set at 120% of the target.

The Committee approved the following threshold, target, and maximum payouts based on specified levels of adjusted operating income:

	Payout as a Percentage of Base Salary
Name	Threshold	Target	Maximum
Jason Brooks	12%	60%	120%
Thomas D. Robertson	11%	55%	110%
Byron Wortham	9%	45%	90%

No IC payments were to be made if we did not meet our threshold performance target. No IC payments were to be made if the executive was terminated for cause by the Company prior to the date of payment. When the performance results fall somewhere between the threshold and target amounts or between the target and maximum amounts, the payout is prorated accordingly. The Committee believes that the fiscal 2025 goals represented an appropriate and substantial degree of difficulty for achieving a payout.

At year end, the Committee reviewed the Company’s operating income and determined the extent to which objectives were met. Subject to the foregoing, the actual 2025 IC payouts were based on achievement at the Company level of 30.5% between the target and maximum level.

(3)	Equity Compensation:

The Committee believes that equity-based compensation opportunities encourage a high level of long-term performance that enhances shareholder value, thereby further linking leadership and shareholder objectives. Equity compensation is intended to motivate our NEOs to contribute to our future growth and profitability and to reward performance in a manner that:

●	Provides them with a means to increase their holdings of the common stock of the Company; and

●	Aligns their interests with the interests of the shareholders of the Company.

In 2025, equity compensation was granted to our NEOs under our 2024 Omnibus Incentive Plan. The Committee determines the award opportunity level for each NEO based on the individual’s responsibility level and potential with our Company, competitive practices, the number of shares available for grant, business needs, individual and Company performance, and the market price of our common stock.

Beginning in 2023, the Committee moved from awarding stock options to restricted stock units and the Company awarded restricted stock units to NEOs in the amounts set forth in the Summary Compensation Table found on page 21. The Committee believes that restricted stock units are easier for employees to understand and value, and are a better form of equity to attract and retain talent.

(4)	All Other Compensation:

The “All Other Compensation” column in our Summary Compensation Table on page 21 primarily consists of these items:

●	Annual employer contributions into the retirement/401(k) plan;

●	Employer-paid premiums for life insurance; and

●	A deferred compensation plan for our NEOs.

(a)	Retirement and 401(k) Plan:

We sponsor a qualified retirement and 401(k) plan for eligible employees (the “Retirement Plan”). The Retirement Plan allows NEOs to defer a portion of their total cash compensation (up to IRS limits) into this retirement account on a pre-tax basis. We make an annual contribution to the Retirement Plan for eligible employees, including NEOs, of three percent of applicable salary. We also provide a company match for eligible employees, including NEOs, on any money they defer into the Retirement Plan up to the maximum allowable in accordance with the Retirement Plan.

These annual employer contribution amounts to NEOs are included in the Summary Compensation Table’s “All Other Compensation” column found on page 21.

(b)	Employer-Paid Premiums for Life Insurance:

We provide each of Messrs. Brooks, Robertson, and Wortham during their employment with basic group term life insurance with a death benefit of $150,000. This is a relatively inexpensive benefit that we offer to our executives. This element of compensation, though relatively small, provides one additional item to the overall compensation package which strengthens our ability to recruit and retain talented executives. For specific premium amounts paid, please refer to the Summary Compensation Table’s “All Other Compensation” column and footnotes on page 21.

(c)	Executive Deferred Compensation Plan:

On December 14, 2018, the Board adopted the Rocky Brands, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), which became effective January 1, 2019. The Deferred Compensation Plan is an unfunded non-qualified deferred compensation plan in which the NEOs are eligible to participate.

Under the Deferred Compensation Plan, participants may elect to defer up to 75% of their base compensation and up to 100% of their bonuses, commissions, and other compensation. The deferred amounts are paid in accordance with each participant’s elections made on or before December 31 of the prior year. In addition to elective deferrals, the Deferred Compensation Plan permits the Company to make discretionary contributions to eligible participants, provided that any participant who is employed on the last day of a plan year will receive a Company contribution equal to no less than 3% of the participant’s base compensation, bonus earned, and non-equity incentive plan compensation in the plan year. Company contributions will vest in accordance with the vesting schedule determined by the Committee, except in the event of the participant’s death, disability, or retirement, in which case the contributions will vest 100% upon such event. Participants may elect to receive payment in a lump sum cash payment or, in the event of the participant’s retirement, in annual installments for a period of up to ten years. In the event of a participant’s termination of employment, deferred amounts will generally be paid within 60 days following the later of the date (i) of such termination or (ii) the participant attains age 60, except where such termination is due to such participant’s death, in which case deferred amounts will be paid to such participant’s beneficiary within 30 days of confirmation of the participant’s death.

(d)	Employment Agreements:

We have entered into employment agreements with each of Messrs. Brooks, Robertson, and Wortham. For a discussion of these agreements, please refer to “Agreements with NEOs and Potential Payments upon Termination or Change in Control” beginning on page 29.

(5)	Health and Welfare Benefits:

In addition to the compensation and benefits programs discussed in this proxy statement, we offer our employees, including our NEOs, a comprehensive benefits program. This program is designed to provide the employees and their families with competitive coverage at competitive rates. We strive to provide the employees with appropriate health benefits (medical, pharmacy, dental, and vision) to help protect the physical, mental, and financial health of our employees and their immediate families.

Insider Trading, Hedging and Pledging Policies

Our Code of Business Conduct and Ethics prohibits our directors, officers, and employees from purchasing or selling Company securities while in possession of material, non-public information, except through use of stock trading plans adopted pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Rule 10b5-1 allows insiders to sell and diversify their holdings in our common shares over a designated period by adopting pre-arranged stock trading plans at a time when they are not aware of material, nonpublic information about the Company and thereafter sell our common shares in accordance with the terms of their stock trading plans without regard to whether or not they are in possession of material, nonpublic information about the Company at the time of the sale.

In addition, our Code of Business Conduct and Ethics prohibits all directors and employees from short-selling common shares of the Company or engaging in transactions involving Company-based derivative securities, including, but not limited to, trading in option contracts (for example, buying and/or writing puts and calls). Hedging transactions, such as zero-cost collars and forward sale contracts, which permit a director or employee to own securities of the Company without the full risks and rewards of ownership are prohibited. This does not prohibit the exercise of options, stock appreciation rights, or other derivative securities received through our equity incentive plans. Our Code of Business Conduct and Ethics also prohibits pledging Company securities as collateral for a loan.

Summary Compensation Table

The following table sets forth certain information regarding compensation of each named executive officer (each, an “NEO”) of the Company for fiscal 2025, 2024, and 2023. For a discussion of the various elements of compensation provided in the table below, please refer to the discussion of our various compensation elements in our Compensation Discussion & Analysis under the heading “Compensation Program Elements” beginning on page 17.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2025

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Jason Brooks	2025	556,200	-	224,986		435,525	-	35,518	1,252,229
Chairman, President and	2024	540,000	-	99,986	-	128,501	-	30,813	799,300
Chief Executive Officer	2023	540,000	-	99,983	-	-	-	30,363	670,346

Thomas D. Robertson (3)	2025	440,000	-	204,990	-	315,825	-	29,742	990,558
Chief Operating Officer, Chief	2024	412,000	-	89,997	-	89,871	-	26,063	617,931
Financial Officer and Treasurer	2023	400,000	-	89,992	-	-	-	26,163	516,155

Byron Wortham (4)	2025	283,000	-	94,982	-	166,199	-	24,324	568,505
SVP of Georgia Boot &	2024	276,000	-	79,977	-	49,259	-	20,373	425,609
Durango Brands	2023	272,000	-	79,977	-	-	-	20,093	372,070

(1)

Represents the grant date fair value of awards of restricted stock units or stock options determined for accounting purposes in accordance with FASB ASC Topic 718. The assumptions made in the valuation are discussed in Note 12 “Share-Based Compensation” to the Notes to the Consolidated Financial Statements for the year ended December 31, 2025, which are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

(2)

The amounts shown under “All Other Compensation” reflect employer contributions to the Deferred Compensation Plan, 401(k) retirement plan, and employer paid premiums for life insurance. In 2025, for Messrs. Brooks, Robertson, and Wortham, $20,600, $15,951, and $10,018, respectively, was paid in employer contributions to the Deferred Compensation Plan. In 2025, $918 was paid for group term life insurance premiums for each of Messrs. Brooks, Robertson, and Wortham. In 2025, $14,000, $12,874, and $13,388 was paid in employer contributions to the 401(k) plan for each of Messrs. Brooks, Robertson, and Wortham, respectively.

(3)

In addition to his continuing role as Chief Operating Officer, Mr. Robertson was re-appointed as Chief Financial Officer and Treasurer in September 2023 following the resignation of the prior Chief Financial Officer.

(4)	Mr. Wortham was appointed as Senior Vice President of Georgia Boot and Durango Brands, effective February 2023.

Grants of Plan-Based Awards Table

The following table shows all plan-based awards granted to our named executive officers during fiscal 2025. For more information on the grants represented in the table below, please refer to the discussions in our Compensation Discussion and Analysis under the headings “Non-Equity Incentive Compensation” and “Equity Compensation” beginning on page 18.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2025

											Grant
		Estimated Potential Payouts						All Other	All Other		Date
		Under Non-Equity			Estimated Future Payouts Under Equity			Stock	Option		Fair
		Incentive Plan Awards			Incentive Plan Awards			Awards:	Awards:	Exercise	Value of
								Number of	Number of	or Base	Stock
								Shares of	Securities	Price of	and
								Stock or	Underlying	Option	Option
Name	Grant Date(1)	Threshold ($) (2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/Sh)	Awards ($) (3)

Jason	01/01/2025				-	-	-	4,824	-	-	109,987
Brooks	03/17/2025				-	-	-	6,233	-	-	114,999
	n/a	66,744	333,720	667,440

Thomas D.	01/01/2025				-	-	-	3,947	-	-	89,992
Robertson	03/17/2025				-	-	-	6,233	-	-	114,999
	n/a	48,400	242,000	484,000

Byron	01/01/2025				-	-	-	3,508	-	-	79,982
Wortham	03/17/2025				-	-	-	813	-	-	15,000
	n/a	25,470	127,350	254,700

(1)	The Compensation Committee took action to grant the above restricted stock unit awards on December 12, 2024 and January 21, 2025, respectively.

(2)	If the threshold is not met, there is no award.

(3)	The amounts in this column are the grant date fair values, for accounting purposes, of the awards of restricted stock units determined in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, shares that have not vested, and equity incentive plan awards outstanding as of the end of the last completed fiscal year:

OUTSTANDING EQUITY AWARDS AT FISCAL 2025 YEAR-END

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of unearned shares or units or other rights that have not vested (#)	Equity Incentive Plan Awards; Market or Payout Value of unearned shares, units or other rights that have not vested ($)
	01/03/2017	3,000	-	11.55	01/03/2027	-	-	-	-
	06/01/2017	10,000	-	14.45	06/01/2027	-	-	-	-
Jason	01/02/2018	5,000	-	18.90	01/02/2028	-	-	-	-
Brooks	01/02/2019	5,000	-	26.00	01/02/2029	-	-	-	-
	01/02/2020	5,000	-	29.43	01/02/2030	-	-	-	-
	01/04/2021	4,800	1,200	28.07	01/04/2031	-	-	-	-
	01/03/2022	3,000	2,000	39.80	01/03/2032	-	-	-	-
	01/01/2023	-	-	-	-	4,233	124,154	-	-
	01/01/2024	-	-	-	-	3,313	97,170	-	-
	01/01/2025	-	-	-	-	4,824	141,488	-	-
	03/17/2025	-	-	-	-	6,233	182,814	-	-
	01/02/2018	5,000	-	18.90	01/02/2028	-	-	-	-
Thomas D.	01/02/2019	5,000	-	26.00	01/02/2029	-	-	-	-
Robertson	01/02/2020	5,000	-	29.43	01/02/2030	-	-	-	-
	01/04/2021	4,800	1,200	28.07	01/04/2031	-	-	-	-
	01/03/2022	3,000	2,000	39.80	01/03/2032	-	-	-	-
	01/01/2023	-	-	-	-	3,810	111,747	-	-
	01/01/2024	-	-	-	-	2,982	87,462	-	-
	01/01/2025	-	-	-	-	3,947	115,766	-	-
	03/17/2025	-	-	-	-	6,233	182,814	-	-
	01/02/2019	4,000	-	26.00	01/02/2029	-	-	-	-
Byron	01/02/2020	5,000	-	29.43	01/02/2030	-	-	-	-
Wortham	01/04/2021	4,800	1,200	28.07	01/04/2031	-	-	-	-
	01/03/2022	3,000	2,000	39.80	01/03/2032	-	-	-	-
	01/01/2023	-	-	-	-	3,386	99,311	-	-
	01/01/2024	-	-	-	-	2,650	77,725	-	-
	01/01/2025	-	-	-	-	3,508	102,890	-	-
	03/17/2025	-	-	-	-	813	23,845	-	-
(1)	Options become exercisable in five equal annual installments beginning on the first anniversary date of grant.

(2)

Reflects restricted stock units, which cliff vest after the end of a three-year period. Market value is determined by multiplying the closing price at year end by the number of restricted stock units awarded.

Option Exercises and Stock Vested

The following table sets forth certain information concerning each exercise of stock options, SARs, and similar instruments and each vesting of stock, including restricted stock, restricted stock units, and similar instruments during the last completed fiscal year for each of the named executive officers on an aggregated basis:

2025 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Jason Brooks	1,200	20,340	–	–
Thomas D. Robertson	–	–	652	19,606
Byron Wortham	2,400	27,876	–	–

(1)

The value realized on exercise was determined by multiplying the number of shares acquired on exercise by the difference between the market value of a share of common stock on the exercise date and the exercise price of the option award.

(2)	The value realized upon vesting of restricted stock units was determined by multiplying the number of shares by the market value on the vesting date.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive contributions in last fiscal Year ($) (1)	Registrant contributions in last fiscal year ($) (2)	Aggregate earnings in last fiscal year ($) (3)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year end ($) (4)
Jason Brooks	-	20,600	13,942	-	369,970
Thomas D. Robertson	-	15,951	11,037	-	136,993
Byron Wortham	-	10,018	7,112	-	85,850

(1)	The amounts shown in this column, if any, are included in the “Salary” column in the Summary Compensation Table for Messrs. Brooks, Robertson, and Wortham.
(2)	The amounts shown in this column are included in the “All Other Compensation” column in the Summary Compensation Table for Messrs. Brooks, Robertson, and Wortham.
(3)	Aggregate earnings in the last fiscal year are not reflected in the Summary Compensation Table because the earnings were neither preferential nor above-market.
(4)	Includes the following amounts previously reported in the Summary Compensation Table for prior years for Messrs. Brooks, Robertson, and Wortham: $293,070, $100,288, and $64,422, respectively.

Pay Ratio Disclosure

As a smaller reporting company, the Company is exempt from the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K. We have nevertheless chosen to provide the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Jason Brooks, the Company’s CEO during fiscal year 2025.

We determined that, as of December 31, 2025, our employee population consisted of 2,188 individuals globally (518 in the U.S. and 1,670 outside of the U.S.). After excluding employees from Canada (1 employee), and United Kingdom (5 employees) pursuant to the “de minimis” exception provided for in the rules, we used a base of 2,182 employees for purposes of determining the “median employee.” We selected December 31, 2025 as the date upon which we would identify the median employee in order to align with year-end.

For 2025, our last completed fiscal year, the annual total compensation of the employee of the Company identified at median was $13,145 and the annual total compensation of the CEO, as reported in the Summary Compensation Table, was $1,252,229. As a result, we estimate that Mr. Brooks’ 2025 annual total compensation was approximately 95 times that of our median employee, who is a production employee in Puerto Rico. We calculated annual total compensation for the median employee using the same methodology we use for our named executive officers as set forth in the 2025 Summary Compensation Table in this proxy statement.

Pay-Versus-Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, the following table provides information about the relationship between executive compensation actually paid to our NEOs and certain financial performance measures of the Company. The table below provides information about the compensation shown on the Summary Compensation Table (“SCT”) and the Compensation Actually Paid (“CAP”) to the CEO and the average for the other NEOs for the years ended December 31, 2025, December 31, 2024, December 31, 2023, December 31, 2022, and December 31, 2021, along with information on total shareholder return (“TSR”), net income and adjusted operating income as the Company-Selected Measure for each year. For more information concerning the Company’s pay-for-performance philosophy and how the Company seeks to align executive compensation with the Company’s performance, please refer to “Executive Compensation – Compensation Discussion & Analysis” on page 15.

As reflected in the table below, CAP for our CEO for the year ended December 31, 2025 was approximately 12.5% higher than the total compensation disclosed in the Summary Compensation Table for our CEO.

PAY-VERSUS-PERFORMANCE TABLE

			Average		Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO ($) (1)	Summary Compensation Table Total for Non-CEO Named Executive Officers ($) (1) (2)	Average Compensation Actually Paid to Non-CEO Named Executive Officers ($) (1)	Total Shareholder Return ($)	Standard & Poor’s Footwear Index Total Shareholder Return ($) (3)	Net Income (in thousands)($)	Adjusted Operating Income (in thousands) ($) (4)
2025	1,252,229	1,408,157	779,531	861,648	116	187	22,274	43,991
2024	799,300	698,829	521,770	422,761	86	89	11,387	40,735
2023	670,346	779,014	397,295	339,460	111	112	10,426	36,871
2022	641,072	529,839	396,003	331,914	85	119	20,465	46,453
2021	621,224	761,835	399,379	547,530	140	167	20,559	49,502

(1)

The following table details the adjustment of the SCT total pay for our CEO, as well as the average for our other NEOs to determine CAP, as computed pursuant to 402(v) of Regulation S-K. Amounts do not reflect actual compensation earned by or paid to our NEOs during the applicable year.

	CEO					Non-CEO NEO Average
	2025	2024	2023	2022	2021	2025	2024	2023	2022	2021
Summary Compensation Table Total	$1,252,229	$799,300	$670,346	$641,072	$621,224	$779,531	$521,770	$397,295	$396,003	$399,379
Less: Reported Fair Value of Equity Awards(a)	(224,986)	(99,986)	(99,983)	(87,965)	(64,676)	(149,986)	(84,987)	(82,485)	(100,461)	(64,932)
Add: Year-End Fair Value of All Outstanding and Unvested Awards Granted During the Current Year	324,302	75,536	127,752	64,480	100,032	212,657	64,205	105,147	79,865	100,033
Add: Year-Over-Year Difference of Year-End Fair Value of Outstanding and Unvested Awards Granted in Prior Years	(5,540)	(40,535)	63,729	(64,341)	65,472	(40,914)	(40,914)	(5,642)	(34,872)	77,182
Add: Difference in Fair Value Between Prior Year-End Fair Value and Vest Date Fair Value for Awards Granted in Prior Years that Vested During Current Year	62,152	(35,486)	17,170	(23,407)	39,783	60,360	(37,313)	32,905	(8,621)	35,868
Less: The Amount Equal to Fair Value at End of Prior Year of Any Awards that Fail to Meet Applicable Vesting Conditions During Current Year	-	-	-	-	-	-	-	(107,760)	-	-
Compensation Actually Paid	$1,408,157	$698,829	$779,014	$529,839	$761,835	$861,648	$422,761	$339,460	$331,914	$547,530

(a)	Amounts reflect the aggregate grant date fair values reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(2)	Non-CEO NEOs reflect the Summary Compensation Table total compensation and average Compensation Actually Paid to the following executives by year:

2025: Thomas D. Robertson and Byron Wortham.

2024: Thomas D. Robertson and Byron Wortham.

2023: Thomas D. Robertson, Byron Wortham, Richard Simms, and Sarah O’Connor.

2022: Thomas D. Robertson, Byron Wortham, Richard Simms, and David Dixon.

2021: Thomas D. Robertson, Byron Wortham, Richard Simms, and David Dixon.

(3)	Peer group reflects the Standard & Poor’s Footwear Index, which is a published industry index.

(4)    As shown in the table below, Adjusted Operating Income is determined based on the Company’s actual operating income, and adding back any expenses and payroll taxes attributable to the IC Plan and other bonus plans, and exclusive of any gains or losses resulting from one-time, extraordinary events, such as charges for goodwill impairment, charges relating to mergers or acquisitions, gains or losses on the sale of assets other than in the ordinary course of business, changes in tariff rates, and charges resulting from changes in accounting policies, all as may be determined in good faith by the Compensation Committee in its discretion.

	Year Ended December 31, (in thousands)
	2025	2024	2023	2022	2021
Operating Income	37,187	31,066	35,372	44,038	35,972

Add: Non-cash Impairment of Trademark Expense	-	4,000	-	-	-
Add: Acquisition Related Amortization	2,768	2,768	2,840	3,110	2,476
Add: Acquisition-Related Amortization Expenses	-	-	-	397	9,445
Add: Non-cash Change in Accounting Estimate	-	953	-	-	-
Add: IC Plan and Other Bonus Plans Expenses and Related Payroll Taxes	4,036	1,947	-	-	1,609
Less: Disposition of Assets Other than in the Ordinary Course of Business	-	-	(1,341)	(1,092)	-
Adjusted Operating Income	43,991	40,735	36,871	46,453	49,502

Financial Performance Measures

As described in greater detail in our “Executive Compensation – Compensation Discussion & Analysis” on page 15, we have a significant focus on pay-for performance. Adjusted operating income was the sole financial performance measure used to link CAP (as calculated in accordance with the SEC rules) to our NEOs in 2025 to our financial performance for the year.

Narrative Disclosures

The graphs below provide a description of CAP (as calculated in accordance with the SEC rules) and the following measures:

●	the Company’s cumulative TSR and Standard & Poor’s Footwear Index Total cumulative TSR (assuming a $100 investment made on December 31, 2020);
●	the Company’s Net Income; and
●	the Company-Selected Measure, which is Adjusted Operating Income.

Agreements with NEOs and Potential Payments Upon Termination or Change in Control

On January 1, 2019, we entered into employment agreements with each of Messrs. Brooks, Robertson, and Wortham (the “Employment Agreements”). Messrs. Brooks, Robertson, and Wortham are each referred to below as an “Executive.”

In exchange for performing the duties and responsibilities customarily performed by persons employed in a similar executive capacity, each Executive is entitled to an annual base salary, which may be decreased up to 20%, or increased, subject to the approval of the Board of Directors. Each Executive is also entitled to participate in additional compensation and employee benefit plans.

Under the Employment Agreements, the Executives agree to maintain the confidential information of the Company and to assign all inventions to the Company, and the Executives will not compete with the Company for six months following termination of employment for any reason or solicit the employees of the Company for 12 months following termination of employment for any reason.

In the event of termination of an Executive by the Company for cause, or due to the Executive’s death or disability (as defined in each employment agreement), or by the Executive for any reason, pursuant to the Employment Agreements, the Company will pay the Executive only the earned but unpaid portion of his base salary through the termination date. The Executive must provide the Company 30 days’ written notice prior to termination of employment by the Executive.

Cause is defined in each Employment Agreement to include:

●	Commission of an act of dishonesty involving the Company, its business or property, including, but not limited to, misappropriation of funds or any property of the Company;

●	Engagement in activities or conduct clearly injurious to the best interests or reputation of the Company;

●

Willful and continued failure to substantially perform duties (other than as a result of physical or mental illness or injury), after the Board of Directors delivers a written demand for substantial performance that specifically identifies the manner in which the Board believes the Executive has substantially not performed his duties;

●	Illegal conduct or gross misconduct that is willful and results in material and demonstrable damage to the business or reputation of the Company;

●

The clear violation of any of the material terms and conditions of the employment agreement or any other written agreement or agreements the Executive has with the Company (following 30 days’ written notice from the Company specifying the violation and the Executive’s failure to cure such violation within such 30-day period);

●

The clear violation of the Company’s code of business conduct or the clear violation of any other rules of behavior as may be provided in any employee handbook which would be grounds for dismissal of any employee of the Company; or

●	Commission of a crime which is a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with employment by the Company.

Under the Employment Agreements, in the event an Executive is terminated by the Company without cause, the Company will pay the Executive the earned but unpaid portion of his base salary through the termination date and will continue to pay his base salary for an additional six months; provided, however, any such payments will immediately end if the Executive is in violation of his obligations under the Employment Agreement or if the Company learns of any facts that would have been grounds for termination for cause. Additionally, the Company will pay the Executive any earned bonus for a completed bonus period and if the Executive was employed for at least half of the days in an applicable bonus period, a pro-rated bonus, if any, for such bonus that would have been payable had the Executive remained employed throughout the bonus period, based on the actual financial performance of the Company. The Company must provide the Executive 14 days’ written notice in the event of a termination without cause, and 30 days’ written notice in the event of a termination for disability.

In the event of termination of an Executive following a change in control (as defined in each Employment Agreement), the Company will (i) pay the Executive the earned but unpaid portion of his base salary through the termination date and any bonus earned for a bonus period completed prior to the termination date, (ii) continue to pay the Executive his base salary for an additional six months, and (iii) pay the Executive a pro-rated bonus for a bonus based on the financial performance of the Company if the Executive was employed for at least half of the days in an applicable bonus period. Additionally, any outstanding stock options or restricted stock awards issued to the Executive will immediately vest 100%. Further, the Company will maintain COBRA coverage for at least six months after the termination date, provided however, that the Company’s obligation to provide this coverage will cease if the Executive becomes employed or self-employed. Notwithstanding the foregoing, any such payments in (i) – (iii) will immediately end if the Executive is in violation of his obligations under the Employment Agreement or if the Company learns of any facts that would have been grounds for termination for cause.

Potential payments upon termination or Change in Control under the Employment Agreements with our NEOs are shown in the tables below. We have used estimates where it is not possible to give a precise dollar amount for the potential payments. The estimates below assume that the triggering event took place on December 31, 2025, the last day of the Company’s prior fiscal year. In the tables below, we have assumed that all accrued base salary has been paid as of the termination date.

POTENTIAL PAYMENTS TO MR. BROOKS UNDER EMPLOYMENT AGREEMENT

Executive Benefits and Payments Upon Termination	Termination by Company with Cause or by Executive for any Reason ($)	Termination by Company without Cause ($)		Termination upon Death or Disability ($)	Termination by Company without Cause or by Executive with Good Reason Following Change in Control ($)
Compensation:

Base Salary	-	278,100	(1)	-	278,100	(1)
IC Plan (accrued but unpaid)	-	-		-	-
Accelerated Vesting of Restricted Stock Units	-	-		-	545,626
Accelerated Vesting of Stock Options	-	-		-	1,512
Deferred Compensation Plan (2)	251,184	251,184		369,970	369,970
Change in Control Payment	-	-		-	-

Benefits:

Health	-	-		-	14,775
Life	-	-		-	276
Disability	-	-		-	1,490
Total Value	251,184	529,284		369,970	1,211,749

(1)	Payable over a period of six months following the termination date.
(2)	See footnote 4 to the Nonqualified Deferred Compensation table on page 24.

POTENTIAL PAYMENTS TO MR. ROBERTSON UNDER EMPLOYMENT AGREEMENT

Executive Benefits and Payments Upon Termination	Termination by Company with Cause or by Executive for any Reason ($)	Termination by Company without Cause ($)		Termination upon Death or Disability ($)	Termination by Company without Cause or by Executive with Good Reason Following Change in Control ($)
Compensation:

Base Salary	-	220,000	(1)	-	220,000	(1)
IC Plan (accrued but unpaid)	-	-		-	-
Accelerated Vesting of Restricted Stock Units	-	-		-	497,789
Accelerated Vesting of Stock Options	-	-		-	1,512
Deferred Compensation Plan (2)	41,884	41,884		136,993	136,993
Change in Control Payment	-	-		-	-

Benefits:

Health	-	-		-	-
Life	-	-		-	120
Disability	-	-		-	1,490
Total Value	41,884	261,884		136,993	857,903

(1)	Payable over a period of six months following the termination date.
(2)	See footnote 4 to the Nonqualified Deferred Compensation table on page 24.

POTENTIAL PAYMENTS TO MR. WORTHAM UNDER EMPLOYMENT AGREEMENT

Executive Benefits and Payments Upon Termination	Termination by Company with Cause or by Executive for any Reason ($)	Termination by Company without Cause ($)		Termination upon Death or Disability ($)	Termination by Company without Cause or by Executive with Good Reason Following Change in Control ($)
Compensation:

Base Salary	-	141,500	(1)	-	141,500	(1)
IC Plan (accrued but unpaid)	-	-		-	-
Accelerated Vesting of Restricted Stock Units	-	-		-	303,771
Accelerated Vesting of Stock Options	-	-		-	1,512
Deferred Compensation Plan (2)	27,326	27,326		85,850	85,850
Change in Control Payment	-	-		-	-

Benefits:

Health	-	-		-	6,315
Life	-	-		-	516
Disability	-	-		-	1,490
Total Value	27,326	168,826		85,850	540,954

(1)	Payable over a period of six months following the termination date.
(2)	See footnote 4 to the Nonqualified Deferred Compensation table on page 24.

Compensation of Directors for Fiscal Year 2025

During 2025, the Company compensated each non-employee director as follows:

●

An annual retainer of $125,000 for service on the Board of Directors, payable by the issuance of shares valued at $18,750 on the first day of each quarter (valued at the last closing price prior to such date, rounding down to the nearest whole share), which shares are fully vested at issuance, and the balance of $50,000 payable in cash quarterly;

●	An annual retainer of $12,000 for service as Chairman of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, payable in cash quarterly;

●	An annual retainer of $15,000 for service as the Lead Independent Director; and

●	Reimbursement of reasonable out-of-pocket expenses incurred in connection with Board or committee meetings.

The table below shows the compensation earned by the Company’s directors during fiscal year 2025:

Name	Fees earned or paid in cash ($)	Stock Awards ($) (1)	Options Awards ($)	Total ($)
Jason Brooks (2)	-	-	-	-
Michael L. Finn	50,000	74,950	-	124,950
Robyn R. Hahn	50,000	74,950	-	124,950
G. Courtney Haning	65,000	74,950	-	139,950
William L. Jordan	62,000	74,950	-	136,950
Curtis A. Loveland	50,000	74,950	-	124,950
Robert B. Moore, Jr.	62,000	74,950	-	136,950
Dwight Smith	50,000	74,950	-	124,950
Tracie A. Winbigler	62,000	74,950	-	136,950

(1)

Represents the grant date fair value of awards of stock options determined for accounting purposes in accordance with FASB ASC Topic 718. The assumptions made in the valuation are discussed in Note 12 “Share-Based Compensation” to the Notes to the Consolidated Financial Statements for the year ended December 31, 2025, which are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

(2)

Mr. Brooks did not receive any additional compensation for his service as a director, and his compensation for his service as an executive officer of the Company is listed in our Summary Compensation table on page 21.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth additional information as of December 31, 2025, concerning shares of our common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our shareholders and plans or arrangements not submitted to our shareholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b) (1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders (2)	247,472	$29.62	448,788
Equity compensation plans not approved by security holders	-	-	-
Total	247,472	$29.62	448,788

(1)	The weighted-average exercise price in this column is based on outstanding options and does not take into account unvested awards of RSUs as these awards do not have an exercise price.

(2)	Equity compensation plans approved by shareholders consist of the 2024 Omnibus Incentive Plan and the Amended and Restated 2014 Omnibus Incentive Plan.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE
William L. Jordan, Chairman
Michael L. Finn
Robert B. Moore, Jr.
Dwight E. Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2025, the members of the Compensation Committee were Messrs. Jordan (Chairman), Finn, Moore and Smith, and Ms. Hahn. None of these members was an executive officer or employee of the Company or its subsidiaries during or prior to his or her service as a member of the Compensation Committee and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board.

TRANSACTIONS WITH RELATED PERSONS

During 2025, Mr. Loveland, a director of the Company, was a partner in the law firm of Porter, Wright, Morris & Arthur LLP, which provides legal services to the Company. During fiscal 2025, the Company paid aggregate fees of approximately $699,194 to that firm. During fiscal 2024, the Company paid aggregate fees of approximately $769,400 to that firm.

During 2025, the Company employed Mark Pitts, Mr. Brooks’s brother-in-law, who served as a Key Account Manager for the Company and earned a base salary and commission of $290,760 in 2025 and $201,900 in 2024.

The Company believes that all terms of the transactions and existing arrangements set forth above are no less favorable to the Company than similar transactions and arrangements which might have been entered into with unrelated parties.

It is the written policy of the Company that the Audit Committee will review the material facts of all Interested Transactions that require approval and either approve or disapprove of the entry into the Interested Transaction. An Interested Transaction is any transaction, arrangement, relationship, or series of similar transactions, arrangements, or relationships (including any indebtedness or guarantee of indebtedness) in which:

●	The aggregate amount involved will or may be expected to exceed $100,000 in any fiscal year;

●	The Company is a participant; and

●	Any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

A Related Party includes:

●

Any person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director, or nominee for election as a director;

●	Any person who is a greater than five percent beneficial owner of the Company’s common stock; or

●

Any immediate family member of any of the foregoing, including a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone residing in such person’s home (other than a tenant or employee).

In determining whether to approve or ratify an Interested Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. Certain types of Interested Transactions, such as compensation to directors and officers that are required to be reported in the Company’s proxy statement, have been deemed to be pre-approved.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

General. In accordance with the Audit Committee Charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. During the 2025 fiscal year, the Audit Committee met eight times.

Review and Discussion with Independent Registered Public Accounting Firm. In fulfilling its oversight responsibility as to the audit process, the Audit Committee obtained from its independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding all relationships between it and the Company that might bear on its independence and the communications, discussed with the independent registered public accounting firm any relationships that may impact the independent registered public accounting firm’s objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence. The Audit Committee also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls. In addition, the Audit Committee reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 1301, as amended, and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the consolidated financial statements.

Review with Management. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2025, with management. Management has the responsibility for the preparation of the Company’s consolidated financial statements, and the Company’s independent registered public accounting firm has the responsibility for the examination of those statements.

Conclusion. Based on the reviews and discussions with management and the Company’s independent registered public accounting firm noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the Securities and Exchange Commission on March 11, 2026.

AUDIT COMMITTEE
Tracie A. Winbigler, Chairwoman
Robyn R. Hahn
William L. Jordan
Dwight E. Smith

PROPOSAL 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Deloitte & Touche LLP as its independent registered public accounting firm for the Company for the fiscal year ending December 31, 2026. Although not required, the Board of Directors is submitting its selection to the shareholders of the Company for ratification. The Board of Directors will reconsider the appointment of Deloitte & Touche LLP if its selection is not ratified by the shareholders.

Representatives of Deloitte & Touche LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that shareholders vote FOR ratification of its appointment of Deloitte & Touche LLP.

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table shows the aggregate fees billed to the Company by Deloitte & Touche LLP, its current independent registered public accounting firm, for services rendered during the fiscal years ended December 31, 2025 and December 31, 2024.

Fiscal Year Ended
	December 31, 2025	December 31, 2024

Audit Fees (1)	$850,000	$852,476
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-

(1)

Includes fees for the annual integrated audit and quarterly reviews of the consolidated financial statements, audits to meet statutory requirements, review of regulatory filings and internal control, auditor’s consent related to Forms S-8 and reimbursable out-of-pocket expenses.

The Audit Committee has considered whether the provision of services other than those performed in connection with the “Audit Fees” above is compatible with maintaining the independent registered public accounting firm’s independence.

The Audit Committee is required to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm or other registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, that are approved by the Audit Committee prior to completion of the audit.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and greater than 10% shareholders, to file reports of ownership and changes in ownership of the Company’s securities with the Securities and Exchange Commission. Copies of the reports are required by SEC regulation to be furnished to the Company. Based on its review of such reports and written representations from reporting persons, the Company believes that all filing requirements were complied with during fiscal 2025, except that due to administrative oversight, one report, covering a total of one transaction each, were filed late by Messrs. Brooks, Robertson, and Wortham.

PROPOSALS BY SHAREHOLDERS FOR 2027 ANNUAL MEETING

Each year the Board of Directors submits its nominations for election of directors at the Annual Meeting of Shareholders. Other proposals may be submitted by the Board of Directors or the shareholders for inclusion in the proxy statement for action at the annual meeting. Any proposal submitted by a shareholder for inclusion in the proxy statement for the Annual Meeting of Shareholders to be held in 2027 in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Company (addressed to the attention of the Secretary) not less than 120 calendar days before the first anniversary of the date of the proxy statement released to shareholders for the prior year’s annual meeting. For the 2027 Annual Meeting of Shareholders, this means no later than the close of business on Tuesday, December 29, 2026. Any such proposal must include the information required to be in compliance with Rule 14a-8; however, submission or a proposal does not guarantee inclusion within our proxy statement.

Any shareholder proposal submitted outside the processes of Rule 14a-8 for presentation at our 2027 Annual Meeting of Shareholders (and not for inclusion in the Company’s proxy statement) will be considered untimely if notice thereof is received by the Company less than 30 days or more than 60 days prior to the date of the 2027 annual meeting as set forth in our Code of Regulations. However, if the Company gives less than 40 days’ notice of the date of the next scheduled annual meeting to shareholders, then a shareholder proposal must be received no later than the close of business on the tenth day following the earlier of (i) the day of public notice of the annual meeting or (ii) the day on which such notice of the date of the meeting was mailed pursuant to our Code of Regulations. To be submitted at the meeting, any such proposal must be a proper subject for shareholder action under the laws of the State of Ohio.  In addition to satisfying the requirements of our Code of Regulations, to comply with the requirements set forth in Rule 14a-19 of the Securities Exchange Act of 1934, as amended, shareholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must also provide written notice to the Company (addressed to the attention of the Secretary) that sets forth all of the requirements of Rule 14a-19. Such notice must be received by the Company not less than 60 calendar days before the first anniversary of the date of the proxy statement released to shareholders for the prior year’s annual meeting. For the 2027 Annual Meeting of Shareholders, this means no later than the close of business on Saturday, February 27, 2027.

All shareholder proposals must be sent to the attention of the Secretary, Rocky Brands, Inc., 39 East Canal Street, Nelsonville, Ohio 45764.

OTHER MATTERS

As of the date of this proxy statement, management knows of no other business that will properly come before the meeting. Should any other matter requiring a vote of the shareholders arise, the proxy in the enclosed form confers upon the persons designated to vote the shares discretionary authority to vote with respect to such matter in accordance with their best judgment.

The Company’s Annual Report to Shareholders for the fiscal year ending December 31, 2025, including financial statements, was furnished to shareholders concurrently with the mailing of this proxy material.

By Order of the Board of Directors,

Jeremy D. Siegfried
Secretary

ROCKY BRANDS

VOTE

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Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a black ink pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1. Election of Directors

	For	Withhold		For	Withhold		For	Withhold
01 - Michael L. Finn	☐	☐	02 - G. Courtney Haning	☐	☐	03 - William L. Jordan	☐	☐
04 - Curtis A. Loveland	☐	☐	05 - Robert B. Moore, Jr.	☐	☐			

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signature(s) shall agree with the name(s) printed on this proxy. If shares are registered in two names, both shareholders should sign this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

1 U P X

049TLC

2026 Annual Meeting of Rocky Brands, Inc. Shareholders

June 3, 2026, 3:00 p.m. Eastern Time
Ohio University Inn & Conference Center
331 Richland Avenue, Athens, OH 45701

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ROCKY BRANDS, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — June 3, 2026

The undersigned hereby appoints JASON BROOKS, JEREMY D. SIEGFRIED, and CURTIS A. LOVELAND, or any one of them acting alone, my attorneys and proxies, with full power of substitution to each, to vote all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said corporation to be held on June 3, 2026, 3:00 p.m., Eastern Time, at the Ohio University Inn & Conference Center located at 331 Richland Avenue, Athens, OH 45701, and at any adjournment thereof, with all of the powers I would have if personally present, for the purposes listed on the reverse side.

The undersigned gives unto said attorneys and proxies, or substitutes, full power and authority to do whatsoever in their opinion may be necessary or proper to be done in the exercise of the power hereby conferred, including the right to vote for any adjournment, hereby ratifying all that said attorneys and proxies, or substitutes, may lawfully do or cause to be done by virtue hereof. Any of the said attorneys and proxies, or substitutes, who shall be present and shall act at the meeting shall have and may exercise all the powers of said attorneys and proxies hereunder.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS (PROPOSAL 1), AND FOR PROPOSALS 2 AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXIES LISTED ON THE REVERSE SIDE WILL VOTE IN THEIR DISCRETION.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April 28, 2026, the Proxy Statement and the Annual Report of the Company furnished therewith. Any proxy heretofore given to vote said shares is hereby revoked.

Please sign and date this Proxy below and return it in the enclosed envelope.